Exhibit 99.1
May 6, 2011
Merger Update
In our efforts to keep you informed of merger-related news, I want to communicate some exciting developments in our transition to one, best-in-class company.
As we’ve discussed previously, the combination of the parent companies of PHS and CMS was subject to review by anti-trust regulators. You may recall that we voluntarily extended the initial anti-trust review by a period of 30 days to permit the Federal Trade Commission (FTC) time to complete its normal review process.
On May 4, we received confirmation that the FTC has granted early termination of this review period. So, we are pleased to announce that we are officially past this important step in the transition process!
T he last condition to closing the merger is the approval (by a majority) of the shareholders of America Service Group at a special shareholders’ meeting. The shareholders’ meeting has now been formally scheduled for June 1, 2011. As a result, we still anticipate being able to close the transaction by early June.
So, as you can see, the merger process is moving along very smoothly. As a matter of fact, we are ahead of schedule in completing all of the necessary requirements in order to close the transaction.
Since these are normal milestones in any pending merger situation, we will not be formally communicating this information to our clients; rather, we will informally share it during our regular interactions with them over the next few days. We want you to be fully informed of the merger’s status and encourage you to continue asking any questions on the ASGR.com FAQ portal.
These are exciting times at PHS! However, we know times like this create a great deal of anxiety for employees. Please be assured, our commitment to you is to continue communicating openly, honestly and regularly about any news or changes. Thank you for your continuing support of PHS and the vital work you do every day on behalf of our clients.
Additional Information and Where to Find It
In connection with the merger, America Service Group has filed with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. The definitive proxy statement and a form of proxy has been mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE MERGER. America Service Group’s stockholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders are also able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to America Service Group Inc., Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615) 373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the special meeting of stockholders that will be held to consider the merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC in connection with the merger. Information regarding America Service Group’s directors and executive officers is also available in America Service Group’s Annual Report on Form 10-K filed on March 3, 2011 and amended on April 29, 2011.